Exhibit 99.1

Supernus Announces Record Fourth Quarter and Full Year 2025 Financial Results

•Record total revenues of $211.6 million and $719.0 million in the fourth quarter and full year 2025, a 21% and 9% increase compared to same periods last year.

•Combined revenues of the Company's four growth products increased to $161.3 million and $521.8 million in the fourth quarter and full year 2025, representing year-over-year growth of 45% and 40% respectively. The strong growth in both periods was driven by an increase in net sales of Qelbree® and GOCOVRI®, and the addition of sales from ZURZUVAE® and ONAPGO™.

•Cash, cash equivalents and current marketable securities were $308.7 million at December 31, 2025.

•New patient initiation for ONAPGO resumed in the first quarter of 2026.

•Full year 2026 guidance for total revenues of $840 million to $870 million, operating earnings of $0 million to $30 million, and adjusted operating earnings (Non-GAAP)(1) of $140 million to $170 million.

ROCKVILLE, Md., February 24, 2026 – Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced financial results for the fourth quarter and full year 2025 and associated Company developments.

"We made significant progress in 2025 against our strategic objectives, with record total revenues, including strong growth in combined revenues of our growth products, the successful acquisition of Sage Therapeutics, Inc., and the U.S. Food and Drug Administration's approval and launch of ONAPGO for Parkinson's disease," said Jack Khattar, President and CEO of Supernus. "In 2026, we are focused on continued progress of our key growth products, including resumption of new patient initiation for ONAPGO, while advancing our pipeline of promising therapeutic candidates."

Commercial Highlights

•The Company has made progress securing additional product supply of ONAPGO from the current supplier and as a result has resumed new patient initiation. In addition, the Company is working with a second supplier, which is expected to begin supplying ONAPGO in 2027.

•ONAPGO net product sales were $8.9 million in the fourth quarter of 2025 following the U.S. commercial launch in April 2025. Since launch, more than 1,800 enrollment forms have been submitted by over 540 prescribers.

•Collaboration revenue from ZURZUVAE was $32.8 million in the fourth quarter of 2025. Collaboration revenue (ZURZUVAE) represents 50% of the net revenues for ZURZUVAE recorded by Biogen Inc. Fourth quarter 2025 U.S sales of ZURZUVAE, as reported by Biogen Inc., increased approximately 187% compared to the same period in 2024 and approximately 19% compared to the third quarter of 2025. The total number of prescriptions for ZURZUVAE increased by more than 150% in 2025 compared to 2024.

•Net sales of Qelbree increased 9% to $81.0 million in the fourth quarter of 2025, compared to the same period in 2024, driven primarily by volume growth and partially offset by an annual gross-to-net deduction that was reflected in fourth quarter 2025. Total IQVIA prescriptions(5) for Qelbree were 253,742 for the fourth quarter 2025, representing an increase of 18% compared to the same period in the prior year.
•Net sales of GOCOVRI increased 5% to $38.6 million in the fourth quarter of 2025, compared to the same period in 2024. Total number of prescriptions grew by 14% in 2025 compared to 2024.
Product Pipeline Update
SPN-817 – Novel first-in-class highly selective AChE inhibitor for epilepsy
•The Phase 2b randomized, double-blind, placebo-controlled study of 3mg and 4mg twice daily doses is ongoing with a targeted enrollment of approximately 258 adult patients with treatment resistant focal seizures.

SPN-820 – Novel first-in-class molecule that increases mTORC1 mediated synaptic function for depression

•The Company initiated a follow-on Phase 2b multi-center, randomized, double-blind, placebo-controlled trial in approximately 200 adults with major depressive disorder (MDD). The study will examine the safety and tolerability of SPN-820 2400 mg given intermittently (twice weekly) as an adjunctive treatment to the current baseline antidepressant therapy, as well as assess the rapid onset of improvement in depressive symptoms.
SPN-443 – Novel stimulant for attention-deficit/hyperactivity disorder (ADHD)
•The Company expects to initiate a Phase 1 single-ascending/multiple-ascending dose study in adult healthy volunteers in the second half of 2026.
Financial Highlights
This section includes information on non-GAAP financial measures. See "Non-GAAP Financial Information" section for information on non-GAAP financial measures. In addition, a reconciliation of applicable GAAP to non-GAAP financial information is included at the end of this press release.

Revenues
The following table provides information regarding total revenues (dollars in millions):

	Three Months Ended December 31,			Years Ended December 31,
	2025	2024	Change %	2025	2024	Change %
	(unaudited)			(unaudited)
Net product sales
Qelbree	$81.0	$74.4	9%	$304.7	$241.3	26%
GOCOVRI	38.6	36.9	5%	146.8	130.8	12%
APOKYN®	9.6	20.1	(52)%	47.8	73.9	(35)%
Trokendi XR®	8.4	14.8	(43)%	42.4	63.2	(33)%
Oxtellar XR®	6.8	13.2	(48)%	40.7	99.5	(59)%
ONAPGO	8.9	—	100%	17.3	—	100%
Other(2)	4.8	7.0	(31)%	26.9	29.0	(7)%
Total net product sales	158.1	166.4	(5)%	626.6	637.7	(2)%
Collaboration revenue (ZURZUVAE) (3)	32.8	—	100%	53.0	—	100%
Royalty, licensing and other revenues(4)	20.7	7.8	165%	39.4	24.1	63%
Total revenues	$211.6	$174.2	21%	$719.0	$661.8	9%

Total revenues excluding Trokendi XR and Oxtellar XR net sales (non-GAAP)(1)	$196.4	$146.2	34%	$635.9	$499.1	27%

Other Financial Highlights
•The Company recognized $15.0 million of licensing revenue in the fourth quarter of 2025 related to the achievement of a regulatory milestone under its collaboration agreement with Shionogi.

•Operating loss was $4.0 million and $62.3 million for the three and twelve months ended December 31, 2025, compared to operating earnings of $21.4 million and $81.7 million for the same periods in 2024. The change in both periods was primarily due to higher selling, general and administrative expenses, including approximately $72.9 million of acquisition-related costs associated with the Sage acquisition reported in 2025, change in contingent consideration loss (gain), and incremental intangible asset amortization expense for ZURZUVAE and ONAPGO intangible assets in 2025, partially offset by higher revenues.
•Adjusted operating earnings (non-GAAP)(1) were $48.5 million and $158.7 million for the three and twelve months ended December 31, 2025, compared to $48.3 million and $183.7 million for the same periods in 2024.
•Net loss and diluted loss per share were $4.1 million and $0.07 for the three months ended December 31, 2025, and $38.6 million and $0.68 for the twelve months December 31, 2025, respectively, compared to net earnings and diluted earnings per share of $15.3 million and $0.27 for the three months ended December 31, 2024, and $73.9 million and $1.32 for the twelve months December 31, 2024, respectively.
•Cash, cash equivalents, and current marketable securities were approximately $308.7 million as of December 31, 2025, compared to $453.6 million as of December 31, 2024. This decrease was primarily due to the funding of the Sage acquisition, partially offset by cash generated from operations.

Full Year 2026 Financial Guidance

The Company expects to achieve the following financial objectives in 2026 (dollars in millions):

Full Year 2026 Guidance (as of February 24, 2026)
Total revenues include the following(6): ◦ONAPGO net sales of $45 million - $70 million ◦Trokendi XR and Oxtellar XR net sales of $40 - $50 million	$840 - $870
Combined R&D and SG&A expenses	$620 - $650
Operating earnings	$0 - $30
Adjusted operating earnings (non-GAAP)(1)	$140 - $170
Non-GAAP Financial Information

This press release contains financial measures that present financial information which do not comply with United States generally accepted accounting principles (GAAP). The non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, or superior to measures prepared in accordance with GAAP. Non-GAAP adjusted operating earnings on a historical and projected basis adjusts for non-cash share-based compensation expense, depreciation and amortization, intangible asset impairment charges and changes to fair value of contingent consideration, and for factors that are unusual, non-recurring or unpredictable, and excludes those costs, expenses, and other specified items presented in the reconciliation tables in this press release. In addition to non-GAAP adjusted operating earnings, we also present total revenues excluding net sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP), which is a non-GAAP measure and is calculated as total revenues (GAAP) less net product sales of Trokendi XR (GAAP) and Oxtellar XR (GAAP). Beginning in the year a product loses exclusivity due to generic entrants, we generally do not expect net product sales of such products to constitute a significant part of our revenue in the future. We believe that the use of non-GAAP financial measures provides useful supplemental information to management, investors, analysts and others regarding the Company's revenue and results of operations and assist management, investors, analysts, and others in understanding and evaluating our revenue growth and the performance of the business.

There are limitations associated with the use of non-GAAP financial measures and therefore comparability may be limited. These limitations include: non-GAAP financial measures that may not be entirely comparable to similarly titled measures used by other companies; these may not reflect all items of income and expense, as applicable, that affect our operations; there may be potential differences among calculation methodologies; these may differ from the non-GAAP information used by other companies, including peer companies. We mitigate these limitations by reconciling the non-GAAP financial measure to the most comparable GAAP financial measure. Investors are encouraged to review the reconciliation. The Company's 2026 financial guidance is also being provided on both a GAAP and a non-GAAP basis.

End Notes
(1) See the section titled "Non-GAAP Financial Information" for information about this non-GAAP financial measure. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this press release.
(2) Includes net product sales of MYOBLOC®, XADAGO® and Osmolex ER®.
(3) Represents proportionate share of collaboration revenue from Biogen’s sales of ZURZUVAE to customers in the U.S. from July 31, 2025, the closing of the Sage acquisition.
(4) Royalty, licensing, and other revenues include royalties on generic Trokendi XR, Oxtellar XR, other licensed products and intellectual property.
(5) IQVIA data restatement July 1, 2025.
(6) Includes net product sales, collaboration revenue, and royalty, licensing, and other revenue.

Conference Call Details
Supernus will host a conference call and webcast today, February 24, 2026, at 4:30 p.m. Eastern Time to discuss these results. A live webcast will be available in the Events & Presentations section of the Company's Investor Relations website www.supernus.com/investors.
Participants may also pre-register any time before the call here. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.
Following the live call, a replay will be available on the Company's Investor Relations website www.supernus.com/investors. The webcast will be available on the Company's website for 60 days following the live call.
About Supernus Pharmaceuticals, Inc.
Supernus Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases.
Our diverse neuroscience portfolio includes approved treatments for attention-deficit hyperactivity disorder (ADHD), dyskinesia in Parkinson's disease (PD) patients receiving levodopa-based therapy, hypomobility in PD, postpartum depression (PPD), epilepsy, migraine, cervical dystonia, and chronic sialorrhea. We are developing a broad range of novel product candidates for CNS disorders.
For more information, please visit www.supernus.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company's ability to sustain and increase its profitability; the Company's ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company's corporate strategy; the Company's future financial performance and projected expenditures; the Company's ability to increase the number of prescriptions written for each of its products, and the products of its subsidiaries; the Company's ability to increase its net revenue from its products, and the products of its subsidiaries; the Company's ability to commercialize its products, and the products of its subsidiaries; the Company's ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company's product research and development activities, including the timing and progress of the Company's clinical trials, and projected expenditures; the Company's ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company's product candidates; the Company's ability to protect its intellectual property and the intellectual property of its subsidiaries and operate its business without infringing upon the intellectual property rights of others; the Company's expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company's product candidates; the accuracy of the Company's estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company's ability to increase its manufacturing capabilities for its products and product candidates; the Company's projected markets and growth in markets; the Company's product formulations and patient needs and potential funding sources; the Company's staffing needs; changes to laws and regulations applicable to our industry, the impact of macroeconomic factors, such as economic downturns or uncertainty, international conflict, trade disputes and tariffs; and other risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,	December 31,
	2025	2024

Assets
Current assets
Cash and cash equivalents	$128,448	$69,331
Marketable securities	180,222	384,281
Accounts receivable, net	187,802	142,077
Inventories, net	82,385	54,293
Prepaid expenses and other current assets	65,325	36,088
Total current assets	644,182	686,070
Restricted cash	1,450	—
Property and equipment, net	10,531	11,545
Intangible assets, net	569,456	521,912
Goodwill	124,882	117,019
Deferred income tax assets, net	38,351	—
Other assets	63,796	31,527
Total assets	$1,452,648	$1,368,073

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$107,800	$76,352
Accrued product returns and rebates	161,097	168,705
Contingent consideration, current portion	31,052	47,340
Other current liabilities	38,222	—
Total current liabilities	338,171	292,397
Contingent consideration, long-term	206	—
Operating lease liabilities, long-term	30,365	27,382
Deferred income tax liabilities, net	—	4,961
Other liabilities	22,192	7,600
Total liabilities	390,934	332,340

Stockholders' equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 57,457,462 and 55,743,095 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	57	56
Additional paid-in capital	543,825	479,440
Accumulated other comprehensive loss, net of tax	(44)	(189)
Retained earnings	517,876	556,426
Total stockholders' equity	1,061,714	1,035,733
Total liabilities and stockholders' equity	$1,452,648	$1,368,073

Supernus Pharmaceuticals, Inc.
Consolidated Statements of Earnings (Loss)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024

Revenues
Net product sales	$158,011	$166,395	$626,536	$637,696
Collaboration revenue (ZURZUVAE)	32,832	—	52,996	—
Royalty, licensing, and other revenues	20,729	7,764	39,420	24,121
Total revenues	211,572	174,159	718,952	661,817

Costs and expenses
Cost of revenues(a)	23,007	26,098	74,562	77,906
Research and development	27,827	28,647	106,235	108,796
Selling, general and administrative	122,390	79,409	485,563	321,582
Amortization of intangible assets	24,526	18,244	89,456	77,977
Contingent consideration loss (gain)	17,759	356	25,419	(6,110)
Total costs and expenses	215,509	152,754	781,235	580,151

Operating earnings (loss)	(3,937)	21,405	(62,283)	81,666

Other income (expense)
Interest and other income, net	2,023	4,977	13,253	16,204
Total other income (expense), net	2,023	4,977	13,253	16,204

Earnings (loss) before income taxes	(1,914)	26,382	(49,030)	97,870

Income tax expense (benefit)	2,191	11,054	(10,480)	24,005
Net earnings (loss)	$(4,105)	$15,328	$(38,550)	$73,865

Earnings (Loss) per share
Basic	$(0.07)	$0.28	$(0.68)	$1.34
Diluted	$(0.07)	$0.27	$(0.68)	$1.32

Weighted average shares outstanding
Basic	57,344,344	55,465,403	56,451,136	55,100,063
Diluted	57,344,344	56,464,768	56,451,136	55,958,537

(a) Excludes amortization of intangible assets.

Supernus Pharmaceuticals, Inc.
Reconciliations of GAAP to Non-GAAP Financial Information
(unaudited)

Reconciliation of GAAP Total revenues to Non-GAAP Total revenues excluding Trokendi XR and Oxtellar XR net sales
An itemized reconciliation between total revenues on a GAAP basis and Total revenues excluding Trokendi XR and Oxtellar XR net sales, a non-GAAP measure, is as follows (dollars in millions):

	Three Months Ended December 31,			Years Ended December 31,
	2025	2024	Change %	2025	2024	Change %
Total revenues (GAAP)(a)	$211.6	$174.2	21%	$719.0	$661.8	9%
Adjustments:
Trokendi XR net product sales	(8.4)	(14.8)	(43)%	(42.4)	(63.2)	(33)%
Oxtellar XR net product sales	(6.8)	(13.2)	(48)%	(40.7)	(99.5)	(59)%
Total revenues excluding Trokendi XR and Oxtellar XR net sales (non-GAAP)	$196.4	$146.2	34%	$635.9	$499.1	27%
___________________________________________
(a) Includes net product sales, collaboration revenue, and royalty, licensing, and other revenues.
Reconciliation of GAAP Operating Earnings (Loss) to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between operating earnings (loss) on a GAAP basis and adjusted operating earnings on a non-GAAP basis is as follows (dollars in millions):

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Operating earnings (loss) - As Reported (GAAP)	$(4.0)	$21.4	$(62.3)	81.7
Adjustments:
Amortization of intangible assets	24.6	18.2	89.5	78.0
Share-based compensation(a)(b)	9.7	7.7	56.0	27.8
Contingent consideration loss (gain)	17.7	0.4	25.4	(6.1)
Depreciation	0.5	0.6	2.1	2.4
Other acquisition-related costs(b)	—	—	48.0	—
Operating earnings - As Adjusted (non-GAAP)	$48.5	$48.3	$158.7	$183.7
_________________________________________
(a) Includes $2.1 million and $25.0 million of one-time compensation expense for the three and twelve months ended December     31, 2025, related to the acceleration of certain Sage equity awards in connection with the Sage Acquisition in July 2025 and certain awards granted to holders of the accelerated Sage equity awards which became probable of achievement in the fourth quarter of 2025.
(b) Total acquisition-related costs in connection with the Sage Acquisition, which includes the one-time other acquisition-related costs and the $2.1 million and $25.0 million compensation expense noted above, were $2.1 million and $72.9 million for the three months and twelve months ended December 31, 2025, respectively.
Non-GAAP adjusted operating earnings adjusts for one-time acquisition related costs and non-cash items, which include amortization of intangible assets, share-based compensation expense, change in fair value of contingent consideration, and depreciation.

Reconciliation of Full Year 2026 Financial Guidance - GAAP Operating Earnings to Non-GAAP Adjusted Operating Earnings
An itemized reconciliation between projected operating earnings on a GAAP basis for the full year 2026 and projected adjusted operating earnings on a non-GAAP basis for the full year 2026 is as follows (dollars in millions):

Full Year 2026 Guidance (as of February 24, 2026)
Operating earnings - GAAP	$0 - $30
Adjustments:
Amortization of intangible assets	$105
Share-based compensation	$35
Contingent consideration loss	$2
Depreciation	$3
Operating earnings - As Adjusted (non-GAAP)	$140 - $170

CONTACTS:

Jack A. Khattar, President and CEO
Timothy C. Dec, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
(301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo
ICR Healthcare
(443) 213-0505
peter.vozzo@icrhealthcare.com